Exhibit 5.1

KENNETH L. GUERNSEY +1 415 693 2091 kguernsey@cooley.com

October 16, 2018

Aravive, Inc.

LyondellBasell Tower

1221 McKinney Street, Suite 3200

Houston, Texas 77010

Re:	Registration on Form S-8

Ladies and Gentlemen:

We have represented Aravive, Inc., a Delaware Corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”), to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement provides for the registration by the Company of 269,536 shares (the “2014 Equity Incentive Plan Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), that may be issued pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”), 50,000 shares (the “2014 Purchase Plan Shares”) of Common Stock, that may be issued pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 Purchase Plan”), 707,965 shares (the “2010 Plan Outstanding Shares”) of Common Stock that may be issued upon the exercise of outstanding options under the Company’s 2010 Equity Incentive Plan, as amended (the “2010 Plan”), 108,839 shares (the “2010 Plan Reserved Shares”) of Common Stock that may be issued pursuant to the 2010 Plan, 475,985 shares (the “2017 Plan Outstanding Shares”) of Common Stock that may be issued upon the exercise of outstanding options under the Company’s 2017 Equity Incentive Plan (the “2017 Plan” and, together with the 2014 Equity Incentive Plan, the 2014 Purchase Plan and the 2010 Plan, the “Plans”) and 551,133 shares (the “2017 Plan Reserved Shares” and, together with the 2014 Equity Incentive Plan Shares, the 2014 Purchase Plan Shares, the 2010 Plan Outstanding Shares, the 2010 Plan Reserved Shares and the 2017 Plan Outstanding Shares, the “Shares”), that may be issued pursuant to the 2017 Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Sincerely,

Cooley LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey